SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            FORM N-8A

                   NOTIFICATION OF REGISTRATION
              FILED PURSUANT TO SECTION 8(a) OF THE
                  INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

        Name:  Black Diamond Funds

        Address of Principal Business Office (No. & Street, City,
        State, Zip Code):

                          1200 South Pine Island Road
                          Suite 300
                          Plantation, Florida 33324

        Telephone Number (including area code):  (954) 617-1700

        Name and address of agent for service of process:

                          Larry B. Schweiger
                          c/o Black Diamond Asset Management LLC
                          1200 South Pine Island Road
                          Suite 300
                          Plantation, Florida 33324

                          With copies to:

                          John F. Rigney
                          Seward & Kissel LLP
                          One Battery Park Plaza
                          New York, NY 10004


Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           YES   /x/                 NO   / /

                            SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Plantation and State of Florida on the 21st day of June, 2002.


                                   Black Diamond Funds



                                   By: /S/ LARRY B. SCHWEIGER
                                       -------------------------
                                         Larry B. Schweiger
                                         Trustee




Attest: /S/ CHARLES F. FISTEL
        -------------------------
            Charles F. Fistel
            Trustee










04088.0001 #327258